March 31, 2004

Dear LSB Corporation Stockholders:

      You are cordially invited to attend LSB Corporation’s (the “Company”) Annual Meeting of Stockholders to be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, on Tuesday, May 4, 2004 at 10:00 a.m.

      Accompanying this letter are the official Notice of Annual Meeting, proxy statement and proxy card. The matters listed in the Notice of Annual Meeting are described in detail in the proxy statement. At this year’s Annual Meeting, we are asking stockholders to elect three Class B Directors, each to a three-year term.

      Every stockholder’s vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may submit your proxy by completing the enclosed proxy card and mailing it to the Company in the envelope provided. For stockholders mailing from within the United States, the postage is prepaid. Please complete and submit your proxy even if you plan to attend the meeting in person.

      We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

PAUL A. MILLER
President and Chief Executive Officer

LSB CORPORATION

30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2004

Dear Stockholder of LSB Corp.:

      Notice is hereby given that the annual meeting of stockholders (the “Annual Meeting”) of LSB Corporation (the “Company”) will be held at 10:00 a.m. local time on Tuesday, May 4, 2004 at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, for the following purposes:

1. To elect three Class B Directors for a three-year term.

2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      Pursuant to the By-Laws, the Board of Directors has fixed the close of business on March 5, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      The above matters are described in detail in the accompanying Proxy Statement.

By Order of the Board of Directors,

BARBARA A. BIONDO
Clerk

March 31, 2004

      PURSUANT TO RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION (12 C.F.R. PART 350) AND THE REQUIREMENT THAT LAWRENCE SAVINGS BANK MAKE AVAILABLE ITS ANNUAL DISCLOSURE STATEMENT, ANY PERSON, UPON REQUEST, IS ENTITLED TO RECEIVE A COPY OF THE 2003 ANNUAL REPORT OF THE COMPANY ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (the “SEC”). TO RECEIVE A COPY OF THIS REPORT WITHOUT CHARGE, PLEASE WRITE TO: BARBARA A. BIONDO, CLERK, LSB CORPORATION, 30 MASSACHUSETTS AVENUE, NORTH ANDOVER, MASSACHUSETTS 01845.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

LSB CORPORATION

30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2004

       This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of LSB Corporation (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts at 10:00 a.m. on Tuesday, May 4, 2004 and any adjournments or postponements thereof (the “Annual Meeting”).

      At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon the following matters:

1. To elect three Class B Directors, each for a three-year term to continue until the Company’s annual meeting of stockholders in the year 2007 and until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

      This Proxy Statement and the accompanying proxy are first being mailed to stockholders of the Company on or about March 31, 2004 in connection with the solicitation of proxies by the Company for the Annual Meeting.

The Company

      The Company is a one-bank holding company principally conducting business through Lawrence Savings Bank (the “Bank”). On July 1, 2001, the Company and the Bank completed a reorganization (the “Reorganization”) in which the Bank became a wholly-owned subsidiary of the Company, the Company adopted the Shareholder Rights and Stock Option Plans of the Bank, and each issued and outstanding share of common stock of the Bank (and accompanying preferred stock purchase rights under the Shareholder Rights Plan) was converted into and exchanged for one share of common stock, par value $.10 per share, of the Company and accompanying preferred stock purchase rights under the Shareholder Rights Plan (the “Common Stock”).

      For purposes of this Proxy Statement, unless the context otherwise requires, any reference to the Company shall be deemed to be a reference to the Company and the Bank.

Record Date; Voting

      The Board of Directors has fixed the close of business on March 5, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof (the “Record Date”). Holders of Common Stock at the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. At the Record

Date, the Company had Common Stock of 4,512,442 shares issued, of which 4,293,142 shares were outstanding and entitled to vote. Each such outstanding share is entitled to one vote at the Annual Meeting.

Quorum and Stockholder Vote Required

      The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of Common Stock present or represented by proxy and voting is required to elect each of the three (3) nominees for Class B Directors.

      Abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

Proxies

      Stockholders of the Company are requested to complete, date, sign, and promptly return the accompanying proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted FOR the election of the three (3) nominees for Class B Directors listed in the Proxy Statement.

      Although it is anticipated that all the nominees for Director will be available to serve as Directors if elected, should any one or more of them be unable to serve, proxies may be voted for the election of a substitute nominee or nominees. It is not anticipated that any matters other than the election of three Class B Directors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

      Any properly completed proxy may be revoked at any time before it is voted by giving written notice of such revocation to the Clerk of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

      The cost of soliciting proxies will be borne by the Company. Morrow & Co. has been retained to assist in the solicitation process and will be compensated in the estimated amount of $4,000.00. After the initial mailing of this Proxy Statement, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile without additional compensation. The Company intends to request banks, brokers and other institutions, nominees and fiduciaries who hold Common Stock for beneficial owners to forward the proxy materials to the beneficial owners and to obtain authorizations for the execution of proxies, and will reimburse such institutions and persons for their reasonable expenses.

      The Company’s Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2003, is being mailed to stockholders of record of the Company concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SEC (WITHOUT EXHIBITS), ARE AVAIL-

ABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, FROM THE COMPANY. SUCH REQUESTS SHOULD BE DIRECTED TO: BARBARA A. BIONDO, CLERK, LSB CORPORATION, 30 MASSACHUSETTS AVENUE, NORTH ANDOVER, MASSACHUSETTS 01845, ATTENTION: SHAREHOLDER RELATIONS.

PROPOSAL 1

ELECTION OF A CLASS OF DIRECTORS

      The Board of Directors of the Company currently comprises ten members divided into three classes, Classes A, B and C. Classes A and B consist of three members each. Class C consists of four members. The Directors in each class serve a term of three years, with the terms of the various classes expiring in different years and when the Directors’ successors are duly elected and qualified.

      At the Annual Meeting, three Class B Directors will be elected to serve until the Annual Meeting of stockholders of the Company in the year 2007 and until their successors are duly elected and qualified. The Board of Directors has nominated Malcolm W. Brawn, Neil H. Cullen, and Richard Hart Harrington as Class B Directors (each, a “Nominee,” collectively, the “Nominees”). Each of the Nominees is currently serving as a Director of the Company. Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the Nominees to the Board of Directors.

      The Board of Directors anticipates that each of the Nominees will stand for election and serve, if elected, as a Director. However, if any person nominated by the Board of Directors fails to stand for election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

      The Board of Directors recommends a vote “FOR” each of the nominees.

INFORMATION REGARDING DIRECTORS

      The following table sets forth, for each of the three (3) Nominees for election as Class B Director at the Annual Meeting, the Nominee’s name and, as of February 28, 2004, the Nominee’s age and the date from which the Nominee has served as a Director of the Company and, prior to the Reorganization, the Bank. Similar information is provided for continuing Class A and Class C Directors (each, a “Continuing Director,” collectively, the “Continuing Directors”) whose terms do not expire until the annual meetings of the stockholders of the Company in 2005 and 2006, respectively, and until their successors are duly elected and qualified. Each Nominee and Continuing Director has served as a director of the Company since July 1, 2001, the effective date of the Reorganization (the “Effective Date”). Prior to the Effective Date, each Nominee and Continuing Director served as a Director of the Bank.

		Trustee or
		Director
Names of Nominees and Continuing Directors	Age	Since

Nominees for Class B Directorships (Term expiring 2007)
Malcolm W. Brawn	64	1991
Neil H. Cullen	61	1991
Richard Hart Harrington	67	1995
Continuing Directors Class A (Term expiring 2006)
Thomas J. Burke	63	1985
Marsha A. McDonough	60	1993
Kathleen Boshar Reynolds	48	1991
Continuing Directors Class C (Term expiring 2005)
Eugene A. Beliveau	73	1978
Byron R. Cleveland, Jr.	72	1968
Robert F. Hatem	68	1974
Paul A. Miller	64	1989

PRINCIPAL OCCUPATION OF NOMINEES AND CONTINUING DIRECTORS

      Eugene A. Beliveau, practicing dentist in North Andover, Massachusetts.

      Malcolm W. Brawn, Executive Vice President and Secretary of The Andover Companies, Andover, Massachusetts, a property and casualty insurance company.

      Thomas J. Burke, Register of Deeds of Essex County, Massachusetts and attorney.

      Byron R. Cleveland, Jr., President of J.H. Horne & Sons, Lawrence, Massachusetts, a manufacturer of paper mill machinery.

      Neil H. Cullen, Chief Financial Officer of Phillips Academy, Andover, Massachusetts, a private secondary school.

      Richard Hart Harrington, CPA, Chairman, Gordon, Harrington & Osborn, P.C., certified public accountants, North Andover, Massachusetts.

      Robert F. Hatem, Business Consultant, Lowell, Massachusetts.

      Marsha A. Mcdonough, Education Consultant, Falmouth, MA.

      Paul A. Miller, President and Chief Executive Officer of the Company and the Bank.

      Kathleen Boshar Reynolds, Sales Manager, Prudential Howe & Doherty, Andover, Massachusetts, a real estate brokerage company.

      Each of the Nominees and Continuing Directors has held such position(s) for five or more years with the exceptions of Robert F. Hatem, who has held his present position since October 2002, and previously was Executive Assistant to the President, Northern Essex Community College, Lawrence/ Haverhill, Massachu-

setts; Kathleen Boshar Reynolds, who has held her present position since October 2002, and was previously Sales Manager DeWolfe Companies, North Andover, Massachusetts between July 2000 and October 2002 and previously Executive Director, Residential Association of Realtors, Greater Boston Real Estate Board, Boston, Massachusetts; and Marsha A. McDonough, who has held her present position since December 2003, and previously was Regional Education Officer, U.S. Department of State, Washington, D.C. between August and November 2000, and prior to August 2000 served as Associate Dean, Endicott College, Beverly, Massachusetts.

The Board of Directors and its Committees

      The following sets forth certain information concerning the Board of Directors of the Company. The Board of Directors of the Company held 5 meetings in the fiscal year ended December 31, 2003. Each Continuing Director and Nominee attended at least 75% of the total number of meetings held by the Board and all committees of the Board on which such Director served during the period of such Director’s service in 2003. The Board of Directors of the Company has determined that each Continuing Director and Nominee is independent as defined in the Nasdaq Stock Market, Inc. (the “NASD”) Independence Rules (the “NASD Independence Rules”) other than Paul A. Miller, the President and Chief Executive Officer of the Company. It is the policy of the Company that all Directors should attend each annual meeting of stockholders. All of the Continuing Directors and Nominees attended the Company’s last annual meeting of stockholders held on May 6, 2003.

      The Company’s Board of Directors has not established a formal process for stockholders to send communications to the Board of Directors and individual Directors. However, the names of all Directors are available to stockholders in this proxy statement. If the Company receives any stockholder communication intended for the full Board of Directors or any individual Director, the Company will forward the communication to the full Board of Directors or the individual Director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Company has the authority to discard the communications or take appropriate legal action regarding the communication.

      The Board of Directors of the Company has six standing committees: an Executive Committee, a Nominating Committee, a Stock Option Committee, a Compensation Committee, a Community Affairs Committee and an Audit Committee.

Executive Committee

      The members of the Executive Committee are Messrs. Burke (Chairman), Beliveau, Brawn, and Miller (President & CEO) plus two additional Board members on a rotating basis. The rotating members of the Executive Committee are drawn from the six other Directors not listed in the preceding sentence. The Executive Committee is vested with authority of the Board on most matters between meetings of the Board. The Executive Committee held no meetings in 2003.

Nominating Committee

      The members of the Nominating Committee are Messrs. Burke (Chairman), Beliveau and Brawn, all of whom are independent of the Company as defined under the NASD Independence Rules. The Nominating Committee met two times in 2003.

      The Nominating Committee is primarily responsible for identifying, evaluating and recommending individuals for nomination or appointment to the Board of Directors of the Company. In March, 2004, the Board of Directors of the Company approved a Nominating Committee charter, which sets forth the responsibilities and duties of the Nominating Committee. The charter is reviewed annually by the Nominating Committee. A copy of the Nominating Committee’s charter is attached hereto as Appendix A.

      Pursuant to the charter, the Nominating Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of an incumbent director whose term of office is set to expire, the Nominating Committee reviews such director’s overall service to the Company during such term, including the director’s attendance record at meetings of the Board of Directors of the Company and committees of the Board of Directors of the Company on which the director may serve, the director’s tenure as a member of the Board of Directors of the Company and the quality of the director’s performance on the Board of Directors of the Company and (2) in the case of new Director candidates, the Nominating Committee first conducts an appropriate inquiry into the backgrounds and qualifications of possible candidates in relation to the identified needs of the Board of Directors. The Nominating Committee meets to discuss and consider such candidates’ qualifications, and then selects a candidate for recommendation to the Board of Directors. While the Nominating Committee presently makes decisions by consensus, in the event of disagreement, the Nominating Committee acts by majority vote. With respect to new Director candidates, the Nominating Committee may consider the following factors: a candidate’s reputation, integrity, independence (as defined under the NASD Independence Rules), knowledge, judgement, skills and prior experience (business, professional and otherwise), record of public or community service and connections with or contributions to the local community served by the Bank. Any candidate recommended by the Nominating Committee to the Board of Directors of the Company for nomination must also comply with all applicable eligibility requirements set forth in the Company’s By-Laws. The Nominating Committee has authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. During the period since the 2003 Annual Meeting of stockholders, no such consultants or search firms have been used and, accordingly, no fees have been paid to consultants or search firms.

      A stockholder of the Company may nominate one or more individuals for election to the Board of Directors of the Company so long as (a) such stockholder submits a timely written notification to the Clerk of the Company in accordance with the informational requirements discussed below and the notice procedures described in this Proxy Statement under the heading “STOCKHOLDERS PROPOSALS AT 2005 ANNUAL MEETING” (page 23) and (b) the candidate or candidates nominated satisfy the eligibility requirements relative to director qualifications set forth in the Company’s By-Laws. The Nominating Committee will not evaluate the qualifications of such a nominee based on the selection criteria that the Nominating Committee applies to review individuals that it identifies as possible candidates for the Board of Directors of the Company. Rather, the Nominating Committee will review any nomination submitted by a stockholder of the Company solely for the purpose of confirming compliance with the various requirements discussed herein. If the Nominating Committee determines that a nomination made by a stockholder of the Company does not comply with the applicable standards in any material respect, then the Nominating Committee by majority vote may reject such stockholder nomination. If the Nominating Committee determines that a stockholder nominee complies with all applicable requirements, then such nominee will be identified in the Company’s proxy statement as a stockholder nominee for election as a Director at the Annual Meeting.

      Any stockholder nomination must contain the following information: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder; and (2) as to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of the Company’s capital stock the stockholder beneficially owns (and similar stock information with respect to any other stockholder known by such stockholder to be supporting such nominee on the date of such stockholder notice), a description of all arrangements and understandings between the stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made, a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting of stockholders to nominate the person named in its notice and any other information relating to the stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

      No stockholder nominations were received by the Nominating Committee in connection with the 2004 Annual Meeting.

Stock Option Committee

      The members of the Stock Option Committee are Messrs. Burke (Chairman), Beliveau and Brawn. The Stock Option Committee administers the Company’s stock option plans. The Stock Option Committee held no meetings in 2003.

Community Affairs Committee

      The members of the Community Affairs Committee are Messrs. Hatem (Chairman) and Miller. The Community Affairs Committee reviews and approves requests for contributions from non-profit organizations. The Community Affairs Committee held no meetings in 2003.

Compensation Committee

      The members of the Compensation Committee of the Bank are Messrs. Burke (Chairman), Beliveau and Brawn, all of whom have been determined by the Board of Directors to be “independent” as defined in the NASD Independence Rules. Prior to March, 2004, the sole responsibility of the Compensation Committee was to prepare an annual appraisal of the performance of the Chief Executive Officer of the Company and recommend the annual compensation and benefits for the Chief Executive Officer to the Company’s Board of Directors for the approval of the Board. The Board of Directors recently expanded the duties of the Compensation Committee to include reviewing and making recommendations to the Board of Directors with respect to the annual compensation and benefits of all the executive officers of the Company. The Compensation Committee met six times in 2003.

Audit Committee

      The members of the Audit Committee are Messrs. Beliveau (Chairman), Cleveland, Hatem and Harrington, all of whom have been determined by the Board of Directors to be “independent” as defined in the NASD Independence Rules and Rule 10A-3 promulgated by the SEC under Section 10A(m)(3) of the Exchange Act. Recently, the Audit Committee recommended and the Board of Directors approved a revised

Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix B. The Audit Committee is primarily responsible for overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and the appointment and oversight of the Company’s internal and independent auditors. In addition, the Audit Committee must pre-approve any non-audit services provided to the Company by the Company’s independent auditors. The charter of the Audit Committee is reviewed annually and updated as necessary by the Audit Committee and the Board of Directors. The Board of Directors has determined that Richard Hart Harrington is an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K, as promulgated by the SEC under the Exchange Act. The Audit Committee held five meetings in 2003.

Audit Committee Report

      The Audit Committee is organized and conducts its business pursuant to a charter approved by the Board of Directors of the Company, a copy of which is attached to this Proxy Statement as Appendix B. As more specifically set forth in the charter, the Audit Committee is primarily responsible for overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and the appointment and oversight of the Company’s internal and independent auditors. In fulfilling its responsibilities, the Audit Committee:

•	discussed and considered the independence of KPMG LLP, reviewing as necessary all relationships and services which might bear on KPMG LLP’s independence as outside auditor;

•	received written affirmation from KPMG LLP that it is, in fact, independent;

•	discussed the overall audit process, receiving and reviewing all reports of KPMG LLP;

•	involved KPMG LLP in the Audit Committee’s review of the Company’s financial statements and related reports with management;

•	provided to KPMG LLP access to the Audit Committee and the full Board of Directors to report on all appropriate matters; and

•	discussed with KPMG LLP all matters required under auditing standards generally accepted in the United States of America to be reviewed.

      The Audit Committee met with selected members of management and KPMG LLP to review financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves and accruals; the suitability of accounting principles; financial reporting decisions requiring a high degree of judgment; and audit adjustments, whether or not recorded.

      The Audit Committee appointed KPMG LLP as the Company’s outside auditor for the period ended December 31, 2004.

      In addition, the Committee considered the quality and adequacy of the Company’s internal controls, the status of pending litigation, taxation matters and such other areas of oversight of the Company’s financial reporting and audit process as the Audit Committee felt appropriate.

      Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted,

EUGENE A. BELIVEAU (CHAIRMAN)
BYRON R. CLEVELAND, JR.
ROBERT F. HATEM
RICHARD HART HARRINGTON

Compensation of Directors

      The members of the Board of Directors of the Company who serve on the Executive Committee, except for the Chairman of the Board of Directors and Mr. Miller, currently receive an annual retainer of $15,865 plus a fee of $425 for each Executive Committee and Board meeting attended plus a fee of $835 for each other Committee meeting attended (other than meetings of the Executive Committee, Compensation Committee, Nominating Committee and Stock Option Committee). The Chairman of the Board of Directors receives an annual retainer of $18,240 plus a fee of $480 for each board and committee meeting attended, except conferences and training meetings outside of the Company for which the fee is $835. Each Director of the Company other than members of the Executive Committee receives an annual retainer of $9,200 plus a fee of $425 for each Board or Committee meeting attended. Each Director receives a fee of $835 for all conferences and training meetings attended outside the Company. Mr. Miller does not receive any separate compensation for service as a Director or as a member of any of the Committees of the Board of Directors.

EXECUTIVE OFFICERS

      The following table sets forth, for each of the executive officers of the Company, as of February 28, 2004 each such person’s name, age and position or office held with the Company and the Bank as well as other biographical information. Each of the listed executive officers is employed by the Bank under the terms and conditions of certain employment agreements. In connection with the Reorganization, the Company assumed joint contractual responsibility as employer under each of these agreements. See “EXECUTIVE COMPENSATION — Employment Agreements” (page 13).

Name	Position	Age

Paul A. Miller	Director, President and Chief Executive Officer of the Company and the Bank	64
Jeffrey W. Leeds(1)	Executive Vice President and Chief Lending Officer of the Bank, Assistant Treasurer of the Company	64
Timothy L. Felter(2)	Executive Vice President, Personal Banking and Investment Officer of the Bank, Assistant Treasurer of the Company	43
John E. Sharland(3)	Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank	41
Richard J. D’Ambrosio(4)	Senior Vice President, Support Services Operations of the Bank, Assistant Treasurer of the Company	56

(1)	Jeffrey W. Leeds, who joined the Bank in 1987, has been its Chief Lending Officer since 1988. He was appointed Assistant Treasurer of the Company in July 2001.

(2)	Timothy L. Felter, who joined the Bank in 1990, was appointed Senior Vice President of the Bank in 1993, Senior Vice President, Department Manager of Residential Lending in 1994, Investment Officer in 1995 and Executive Vice President, Personal Banking, and Investment Officer in January 1999. He was appointed Assistant Treasurer of the Company in July 2001.

(3)	John E. Sharland, who joined the Bank in 1992, was appointed Vice President and Chief Financial Officer in 1994, Senior Vice President in 1998 and Senior Vice President, CFO and Treasurer in January 1999. He was appointed Senior Vice President, CFO and Treasurer of the Company in March 2001.

(4)	Richard J. D’Ambrosio, who joined the Bank in 1983, was elected Vice President of Servicing in 1986 and Senior Vice President of Support Services/ Operations in 1998. He was appointed Assistant Treasurer of the Company in July 2001.

EXECUTIVE COMPENSATION

      The following table sets forth for the fiscal years ended December 31, 2003, 2002 and 2001 certain information concerning the compensation paid or accrued to the Chief Executive Officer of the Company and the other executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2003, for services rendered in all capacities to the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long Term
				Compensation

				Awards

				Securities
				Underlying
		Annual Compensation		Options/	All Other
	Year Ended			SARs	Compensation
Name and Principal Position	December 31,	Salary	Bonus	(#)	($)

(a)	(b)	(c)	(d)	(g)	(i)
Paul A. Miller	2003	$350,601	$0	0	$151,706	(1)(2)
President and	2002	$352,106	$68,100	0	$148,722	(1)(2)
Chief Executive Officer	2001	$335,401	$65,000	12,000	$144,414	(1)(2)
Jeffrey W. Leeds	2003	$178,990	$0	0	$2,738	(2)
Executive Vice President	2002	$176,250	$18,500	0	$5,287	(2)
and Chief Lending Officer	2001	$165,000	$17,000	9,000	$4,523	(2)
Timothy L. Felter	2003	$132,404	$0	0	$2,025	(2)
Executive Vice President-	2002	$128,750	$18,500	0	$3,862	(2)
Personal Banking and Investment	2001	$117,250	$17,000	9,000	$3,517	(2)
Officer

(1)	Includes amounts accrued to fund supplemental retirement plans for the benefit of Mr. Miller pursuant to Supplemental Retirement Agreements with Mr. Miller. See “EXECUTIVE COMPENSATION — Employment Agreements” (page 13).

(2)	Includes matching contributions by the Bank to the Bank’s 401(k) Retirement Savings Plan for the Named Executive Officer.

      The Bank provides an automobile for use by Mr. Miller and pays his membership dues to certain organizations. The aggregate amount of such benefits is less than 10% of Mr. Miller’s cash compensation. With the exception of certain insurance premiums paid by the Bank, no other benefits are made available to executive officers that are not made available to all employees of the Bank. See “EXECUTIVE COMPENSATION — Benefits” (page 16). Employees of the Bank, including the executive officers, are covered by the Bank’s group health insurance program, group life insurance program, long-term disability program and business related travel accident insurance plan.

      No stock options or stock appreciation rights were granted to any of the Named Executive Officers during fiscal year 2003.

      The following table sets forth certain information concerning stock options exercised during the fiscal year ended December 31, 2003 and the number and value of shares of Common Stock of the Company subject to options held by the Named Executive Officers as of December 31, 2003:

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year End Option/ SAR Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
			Options/SARs	Options/SARs
	Shares		at Fiscal	at Fiscal
	Acquired	Value	Year End(#)	Year End($)
	on	Realized	Exercisable/	Exercisable/
Name	Exercise	($)(1)	Unexercisable	Unexercisable(2)

Paul A. Miller	0	0	148,500/3,000	$1,651,560/$10,230
Jeffrey W. Leeds	0	0	45,750/2,250	$435,983/$7,673
Timothy L. Felter	10,000	$77,600	30,430/2,250	$272,733/$7,673

(1)	Based on the closing price per share of the Company’s common stock on the day the shares were exercised.

(2)	Based on a closing price of $17.31 per share of the Company’s Common Stock on December 31, 2003, less the option exercise price.

Employment Agreements

      The Company entered into an employment agreement with Paul A. Miller effective on April 21, 1989 that was amended effective December 23, 1992, and with Jeffrey W. Leeds and Timothy L. Felter effective on February 24, 2000. Each of the employment agreements requires the Company to pay the executive a “Base Salary,” which may be increased but shall not be reduced during the term of the agreement and provides for the executive’s participation in the Company’s employee benefit plans and arrangements. In addition, the Company’s agreement with Mr. Miller provides the executive with the use of an automobile. Each of the agreements prohibits the executive from disclosing or converting to the executive’s own use the Company’s confidential information.

      The agreement with Mr. Miller had an initial term of three years. The agreements with Mr. Leeds and Mr. Felter had an initial term of two years. Each of the agreements provides that commencing on the second anniversary of the agreement and on each anniversary date thereafter, in the absence of notice of non-extension, the term of the agreement will automatically be extended for an additional one-year period. On January 22, 2004, Mr. Miller and Mr. Leeds’ Employment Agreements were amended to eliminate any payments for Mr. Miller for any period after December 31, 2006 and for Mr. Leeds after December 31, 2005.

      Under the employment agreements, the Company may terminate the executive’s employment at any time, with or without “cause” as defined in the agreements. If after notice and reasonable opportunity for the executive to respond, the Company terminates the executive’s employment for “cause,” the Company has no continuing obligations to the executive. If the Company terminates the executive’s employment without cause, the Company is obligated to continue providing the executive compensation and benefits specified in the agreement for the then remaining term of the agreement.

      Each of the employment agreements provides for payment of a lump sum to the executive equal to up to three times the “base amount” of the executive’s compensation in the event of a termination of the executive’s employment within two years following a “change in control” of the Company as defined in the agreement, provided that the Company may reduce this amount to the extent necessary to avoid tax under Section 4999 of the Internal Revenue Code and no payments will be made for any period after the executive’s planned retirement date.

      In addition to Mr. Miller’s employment agreement, the Company has adopted two supplemental executive retirement plans for Mr. Miller. The purpose of the supplemental plans, when taken together with the Savings Banks Employees Retirement Association plan described below, and a supplemental plan from a previous employer, is to provide Mr. Miller with annual retirement benefits equal to 70% of the average of his three highest consecutive years gross compensation. The plans also provide certain termination benefits under certain circumstances equal to Mr. Miller’s earned and accrued benefits to date, subject to a vesting schedule and other conditions.

Compensation Committee Report on Executive Compensation

      The following report has been adopted by the Compensation Committee of the Company.

Compensation Policy

      The Company’s executive compensation program is designed to provide executives with annual salary and benefit plans which are competitive in the industry and with long-term incentives in the form of stock options. The Compensation Committee believes that in order to attract and retain talented executives and to motivate them to achieve the goals of the Company, compensation opportunities should be comparable to those offered to executives with similar responsibility and position by peer companies. To assist the Compensation Committee, various industry compensation surveys are made available to the Committee.

      Recently, the Board of Directors expanded the duties of the Compensation Committee to include reviewing and making recommendations to the Board of Directors with respect to the annual compensation and benefits for all the executive officers of the Company. The Compensation Committee recommends annual executive salary adjustments and bonus awards which are made from time to time. The adjustments and bonuses recommended by the Compensation Committee reflect the overall performance of the Company, the performance of each affected executive officer and information for comparable positions in other like institutions. The Compensation Committee’s recommendation for compensation adjustment and if applicable a bonus is then acted upon by the Board of Directors of the Company.

      The Company periodically grants stock options to some or all of its executive officers as long-term incentives. All stock options granted have exercise prices at or above the market value of shares of Common Stock on the date of grant; therefore no benefit accrues to the executives from the stock option unless the market value of the Company’s Common Stock increases and the options are exercised. These grants motivate executives to enhance equity value of the Company which in turn coincides with the interest of the stockholders. During 2003, there were no stock options granted to any of the Named Executive Officers. However, stock options were granted to the Named Executive Officers and the remaining executive officers of the Company on January 22, 2004 (Mr. Miller 10,000 options; Messrs. Felter and Leeds 8,000 options each; and Messrs. D’Ambrosio and Sharland 6,500 options each). Each Director of the Company was also awarded 2,000 stock options on January 22, 2004.

      Executives may also participate in the Bank’s 401(k) Savings Plan and Pension Plan.

Chief Executive Officer Compensation

      The Bank’s Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee and is based upon his performance, the overall performance of the Bank relative to budget objectives and information regarding compensation for the Chief Executive Officer position at like institutions. The Compensation Committee’s recommendation for compensation adjustment and if applicable a bonus is then acted upon by the Board.

Respectfully submitted,

Thomas J. Burke (Chairman)
Eugene A. Beliveau
Malcolm W. Brawn

      The foregoing report is provided by the three named directors in their capacity as members of the Compensation Committee of the Company during 2003.

Compensation Committee Interlocks and Insider Participation

      Messrs. Beliveau, Brawn and Burke served on the Compensation Committee of the Company during the fiscal year ended December 31, 2003. None of the members of the Compensation Committee has ever served as an officer or employee of the Company or the Bank. See also, “Indebtedness of Directors and Management and Certain Transactions with Management and Others” (page 18).

      No executive officer of the Company served (i) as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) as a member of the Compensation Committee of another entity, one of whose executive officers served as a Director of the Company.

Stock Option Plans

      On July 1, 2001, the Company assumed the Bank’s two stock option plans, the Lawrence Savings Bank 1986 Stock Option Plan (the “1986 Stock Option Plan”) and the Lawrence Savings Bank 1997 Stock Option Plan (the “1997 Stock Option Plan”).

      The 1986 Stock Option Plan was in effect until 1996, expiring by its own terms in May, 1996. Notwithstanding the expiration of the 1986 Stock Option Plan, outstanding options granted under the 1986 Stock Option Plan continue to be exercisable in accordance with their terms. The 1997 Stock Option Plan was adopted by the Bank’s Board of Directors on December 18, 1997 and approved by the Bank’s stockholders on May 5, 1998. The Massachusetts Commissioner of Banks approved the 1997 Stock Option Plan on June 22, 1998. Both “incentive stock options” and “nonqualified stock options” may be granted pursuant to the 1997 Stock Option Plan. The 1997 Stock Option Plan also permits the inclusion of stock appreciation rights in any option granted.

      The 1986 and 1997 Stock Option Plans are administered by the Stock Option Committee of the Company, which is comprised of non-employee Directors of the Company. The Stock Option Committee currently consists of Messrs. Beliveau, Brawn and Burke.

      As of February 28, 2004, stock options for the purchase of an aggregate of 561,650 shares of Common Stock at an average purchase price per share of $10.85 were outstanding under the 1986 and 1997 Stock Option Plans. Of these options, 409,800 were exercisable on that date. There were 385,000 stock options outstanding under the 1997 Stock Option Plan included in the 561,650 outstanding options. In 2003, 45,600 options were exercised to purchase 38,557 shares of Common Stock under the 1986 Stock Option Plan and 26,000 options were exercised to purchase shares of Common Stock under the 1997 Stock Option Plan.

Benefits

      Insurance and Other Benefits. The Company provides full-time officers and employees with hospitalization, major medical, life, dental, travel accident, and long-term disability insurance under group plans which are available generally and on the same basis to all full-time employees; provided, however, that with respect to the hospitalization and major medical insurance plan, full-time employees hired on or after September 1, 1984, other than Messrs. Miller and Leeds, are required to pay 25% of each month’s premiums. The travel accident insurance plan is also made available to part-time employees. The Company also sponsors a 401(k) Savings Plan which allows participants to defer a percentage of their before-tax compensation from the Company as a contribution under this plan. Participants have several investment options, including a fund which invests solely in Common Stock of the Company. All full-time and certain part-time employees are eligible to participate in this plan. The Company may match officer and employee contributions for all employees who participate in the 401(k) plan. The Bank matched 50% of employees’ contributions up to 3% of each employee’s salary through June 30, 2003. No matches were made from July to December 2003.

      Pension Plan. The Company provides a retirement plan for all eligible employees through Savings Banks Employees Retirement Association (“SBERA”), an unincorporated association of savings banks operating within Massachusetts and other organizations providing services to or for savings banks. SBERA’s sole purpose is to enable participating employers to provide pensions and other benefits for their employees.

      At October 31, 2003, the latest date for which information is available, the present value of accumulated benefits under the retirement plan was fully funded by the market values of related available assets.

      The following table illustrates annual pension benefits for retirement at age 65 under the most advantageous plan provisions available for various levels of compensation and years of service. The figures in this table are based upon the assumption that the plan continues in its present form and upon certain other assumptions regarding compensation trends and social security.

Annual Pension Benefit* Based on Years of Service(1)(2)

Average				25 or
Compensation(3)	10 Years	15 Years	20 Years	More Years

$20,000	$2,500	$3,750	$5,000	$6,250
$40,000	$5,000	$7,500	$10,000	$12,500
$60,000	$8,461	$12,692	$16,923	$21,153
$80,000	$12,161	$18,242	$24,323	$30,403
$100,000	$15,861	$23,792	$31,723	$39,653
$120,000	$19,561	$29,342	$39,123	$48,903
$125,000	$20,486	$30,730	$40,973	$51,216
$140,000	$23,261	$34,892	$46,523	$58,153
$150,000	$25,111	$37,667	$50,223	$62,778
$175,000	$29,736	$44,605	$59,473	$74,341
$200,000**	$34,361	$51,542	$68,723	$85,903

*	Based on age 65 retirement in 2004 (Plan Year 11/1/03 — 10/31/04)

**	Federal law does not permit defined benefit pension plans to recognize compensation in excess of $200,000 for plan year 2003.

(1)	The annual pension benefit is computed on the basis of a straight life annuity.

(2)	The Company provides additional retirement benefits to Mr. Miller through two supplemental retirement plans. See “Employment Agreements” (page 13).

(3)	Average compensation for purposes of this table is based on the average of the highest three consecutive years preceding retirement.

      The estimated retirement benefits under the plan at normal retirement date computed on the basis of their present salary levels and years of service at such date for Mr. Miller, Mr. Leeds and Mr. Felter are $54,761 and 16 years, $53,985 and 18 years, and $48,958 and 36 years, respectively.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock (or the Bank’s Common Stock in the periods prior to the Reorganization), based on the market price of the Company’s (or the Bank’s) Common Stock and assuming reinvestment of dividends, with the total return of companies within the Standard & Poor’s 500 Stock Index and the Advest New England Thrift Index. The calculation of total cumulative return assumes a $100 investment in the Company’s Common Stock, the S&P 500 and the Advest New England Thrift Index on December 31, 1998.

Indebtedness of Directors and Management and Certain Transactions with Management and Others

      Certain of the Directors and officers of the Company are at present, as in the past, customers of the Bank and from time-to-time have entered into transactions with the Company in the ordinary course of business. In addition, certain Directors of the Company are at present, as in the past, directors, officers or stockholders of corporations or members of partnerships that are customers of the Bank and have transactions with the Bank in the ordinary course of business. Such transactions with Directors and officers of the Company, and with such corporations and partnerships, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with the Company, and do not involve more than normal risk of collectability, or present other features unfavorable to the Company. As a matter of policy, the Company also makes certain loans to other employees.

      In addition, from time-to-time, the Company obtains services from one or more of its Directors. However, at no time during the past year did payments to any Director for such services aggregate $60,000 or more.

      Extensions of credit to officers of the Company are restricted by Company policy and Massachusetts statute to an amount of not more than $20,000 generally, whether secured or unsecured, and not more than $75,000 for educational purposes, except that a loan not exceeding $275,000 may be made to officers secured by a mortgage on their primary residence. All extensions of credit and loans to officers must be approved by the Executive Committee of the Board of Directors of the Company, and all extensions of credit and loans to executive officers must also be approved by the Bank’s Board of Directors.

      In addition, the Company is subject to the provisions of Regulation “O” of the Board of Governors of the Federal Reserve System, which: (i) requires the Company’s executive officers, directors and control persons to report to the Bank’s Board of Directors any indebtedness to the Bank, (ii) establishes requirements and restrictions as to the terms, size of and approvals necessary for extensions of credit by the Bank to its executive officers, directors, and control persons and their “related interests,” and (iii) requires any such loans to be made at the same rates and on the same terms and conditions as comparable loans to unaffiliated persons.

      During the year ended December 31, 2003, the Bank had two arrangements (the “Participation Arrangements”) in loans owned and serviced by entities affiliated with Mr. William P. DeLuca, Jr., a direct and indirect beneficial owner of 9.00% of the outstanding common stock of the Company. In the first Participation Arrangement, the Bank provided automobile floor plan financing to various used car dealerships throughout the United States. In the second Participation Arrangement, the Bank purchased an interest in a pool of automobile leases made to individuals throughout the United States. Both arrangements terminated during the year, and at December 31, 2003, there were no outstanding balances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of February 28, 2004 regarding the beneficial ownership of Common Stock by: (i) each Director and Nominee; (ii) each of the Named Executive Officers during the last fiscal year; (iii) all Directors, Nominees and such executive officers as a group; and (iv) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock at the Record Date. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned.

	Amount
	and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership(1)(2)		of Class(3)

Directors and Principal Officers
Eugene A. Beliveau	8,975	(4)	*
Kathleen Boshar Reynolds	6,200		*
Byron R. Cleveland, Jr.	2,100		*
Robert F. Hatem	9,775		*
Paul A. Miller	169,585	**	3.95%
Thomas J. Burke	11,950		*
Marsha A. McDonough	5,800		*
Malcolm W. Brawn	22,500	(5)	*
Neil H. Cullen	7,500		*
Richard Hart Harrington	5,755		*
Jeffrey W. Leeds	68,070		1.59%
Timothy L. Felter	52,962	**	1.23%
All Directors and Named Executive Officers as a Group (12 persons)	371,172	(6)**	8.65%
5% Stockholders
First Manhattan Co.	385,800	(7)	9.10%
William P. Deluca Jr. and Lease and Rental Management Corp.	381,650	(8)	9.00%

*	Less than one percent

**	Includes shares held in the Company’s 401(k) Plan. The estimated shares so held with respect to each such participant are: Paul A. Miller, 16,585 shares; Timothy L. Felter, 8,657 shares; and all Directors and Named Executive Officers as a group (12 persons), 25,242 shares, respectively.

(1)	In accordance with the applicable rules of the SEC, a person is deemed to be the beneficial owner of shares of the Common Stock of the Company if he or she has or shares voting power or investment power with respect to such shares or has the right to acquire beneficial ownership of such shares at any time within 60 days. As used herein, “voting power” means the power to vote or direct the voting of shares, and “investment power” means the power to dispose or direct the disposition of shares. Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated.

(2)	Includes shares of the Company’s Common Stock which Directors and principal officers of the Company have the right to acquire within 60 days of February 28, 2004 pursuant to options granted under the 1986 and 1997 Stock Option Plans of the Company. The following persons have exercisable options to purchase the number of shares indicated: Mr. Miller, 108,500 shares; Mr. Leeds, 45,750 shares; Mr. Felter, 23,750 shares; Mr. Burke, 10,500 shares; Mr. Beliveau, 0 shares, Mr. Hatem, 6,500 shares; Mr. Cleveland, 1,000 shares; Mr. Harrington, 5,500 shares; Ms. McDonough and Ms. Boshar Reynolds and Messrs. Brawn and Cullen, 4,500 shares each; and all Directors and Named Executive Officers as a group, 219,500 shares.

(3)	Computed on the basis of 4,293,142 outstanding shares as of February 28, 2004 plus 219,500 shares subject to options exercisable within 60 days of February 28, 2004 held by the named individual or group.

(4)	Includes 700 shares owned by a household member, as to which Dr. Beliveau disclaims beneficial ownership.

(5)	Includes 1,000 shares owned by his spouse, as to which Mr. Brawn disclaims beneficial ownership.

(6)	The stated number of shares owned by the Named Executive Officers and Directors of the Company includes 126,430 shares currently issued and outstanding and 219,500 shares subject to stock options exercisable within 60 days of February 28, 2004

(7)	Based solely on Schedule 13G/ A filed with the Securities and Exchange Commission on or about February 12, 2004, First Manhattan Co. reports beneficial ownership of 385,800 shares of Common Stock. First Manhattan Co. reports sole voting power with respect to 328,300 shares and sole dispositive power with respect to 328,300 shares, shared voting power with respect to 19,500 shares and shared dispositive power with respect to 57,500 shares. First Manhattan Co.’s address is 437 Madison Avenue, New York, NY 10022.

(8)	Based solely on a Schedule 13G/ A filed with the Securities and Exchange Commission on or about March 4, 2004, Windham Equity Co. (f/k/a Lease and Rental Management Corp.) reports beneficial ownership of 381,650 shares of Common Stock of the Company. Based solely on a Form 13G/ A filed with the Securities and Exchange Commission on or about March 4, 2004, Mr. William P. DeLuca Jr. reports beneficial ownership of 381,650 shares of Common Stock of the Company with sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares, and shared voting and dispositive power with respect to 381,650 shares. Both Mr. DeLuca and Windham Equity Co. have an address of 45 Haverhill Street, Andover, Massachusetts 01810.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to regulations of the SEC and Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company’s officers and Directors and persons who own more than ten percent of a registered class of the Company’s equity securities must file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, Directors and greater-than-ten-percent stockholders are required to furnish the Company with copies of all ownership reports they file. Based solely on its review of the copies of such reports received by the Company with respect to its fiscal year 2003, or written representations from certain reporting persons, the Company believes that during 2003 all Section 16(a) filing requirements applicable to its officers, Directors, and greater-than-ten-percent stockholders were satisfied.

SERVICES OF THE INDEPENDENT AUDITOR FOR THE 2003 FISCAL YEAR

      In March 2003, upon recommendation of the Audit Committee, the Board of Directors of the Company appointed the public accounting firm of KPMG LLP as independent auditors of the Company for 2003. Fees billed for services rendered by KPMG LLP for each of the years 2003 and 2002 were as follows:

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2003, including the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year were $115,000.

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002, including the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year were $103,000.

Audit-Related Fees

      The aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported above, were $0 for the year ended December 31, 2003 and $0 for the year ended December 31, 2002.

Tax Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice, and tax planning were $35,500 for the year ended December 31, 2003 and $21,050 for the year ended December 31, 2002. Such services consisted of tax compliance and consulting.

All Other Fees

      There were no other fees billed by KPMG LLP for services rendered to the Company, other than the services described above.

      Since the enactment of the Sarbanes-Oxley Act of 2002, the Audit Committee has pre-approved all non-audit services provided by KPMG LLP.

NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Recently, the Board of Directors expanded the duties of the Audit Committee to include appointing the Company’s independent auditors. In March, 2004, the Audit Committee appointed KPMG LLP as independent auditors for the Company to serve in such position for 2004. As previously noted, in March 2003, upon recommendation of the Audit Committee, the Board of Directors of the Company appointed KPMG LLP to serve as independent auditors of the Company for 2003. KPMG LLP has served as the independent auditors of the Company since 1980. The Board of Directors of the Company expects that representatives of

KPMG LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS AT 2005 ANNUAL MEETING

      Under the rules of the SEC, if any stockholder intends to present a proposal at the annual meeting of stockholders and desires that it be considered for inclusion in the Company’s proxy statement and form of proxy for such meeting, it must be received by the Company not less than 120 calendar days before the anniversary of the mailing date of the Company’s proxy statement for the prior year. Accordingly, if any stockholder intends to present a proposal at the year 2005 annual meeting and wishes it to be considered in the Company’s proxy statement and form of proxy, such proposal must be received by the Company on or before December 1, 2004. In addition, the Company’s By-Laws provide that any Director nominations and new business submitted by a stockholder must be filed with the Clerk of the Company no fewer than 60 days, but no more than 90 days, prior to the date of the one-year anniversary of the previous Annual Meeting, and that no other nominations or proposals by stockholders shall be acted upon at the Annual Meeting. If, however, the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior annual meeting, then notice shall be timely if delivered to or mailed and received by the Company not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such annual meeting or (b) the 15th day following the day on which public disclosure of the date of such Annual Meeting is first made by the Company. Certain exceptions under the By-Laws apply to Annual Meetings of stockholders at which newly created seats of the Board of Directors are to be filled. Any such proposal should be mailed to: Clerk, LSB Corporation, 30 Massachusetts Avenue, North Andover, Massachusetts 01845.

CODE OF PROFESSIONAL CONDUCT

      The Company has adopted a Code of Professional Conduct (the “Code”) that applies to all of the Company’s Directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. A copy of the Code is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Code is posted on the Company’s website at www.LawrenceSavings.com. The Company intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for Directors or executive officers of the Company will be disclosed in a report on Form 8-K.

OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of the Company knows of no matters to be brought before the Annual Meeting other than those specifically listed in the Notice of Annual Meeting of Stockholders. However, if further business is properly presented, the persons named as proxies in the accompanying proxy will vote such proxy in their discretion in accordance with their best judgment.

Appendix A

LSB CORPORATION

Nominating Committee Charter

I.     Purpose

      The purpose of the Nominating Committee (the “Committee”) is to (i) identify qualified individuals for nomination or appointment to the Board of Directors (the “Board”) of LSB Corporation (the “Company”), (ii) recommend to the Board a slate of director nominees for each annual meeting of the stockholders of the Company or, in the case of vacancies, individual nominees if and when such vacancies occur, and (iii) review stockholder recommendations, if any, received by the Board with respect to nomination to the Board for the purpose of determining compliance with the applicable requirements for stockholder nominations set forth in the By-Laws of the Company .

II.     Committee Membership, Meetings and Reports, Compensation

      The Committee shall consist of a minimum of three members of the Board, each of whom shall be appointed by and serve at the discretion of the Board. The Chairman of the Board shall be one of the three members of the Nominating Committee. Each member of the Committee shall satisfy the listing standards and other regulatory requirements of the Nasdaq Stock Market, Inc. and the Securities & Exchange Commission relative to director independence.

      The Committee shall meet no less than once annually for the purpose of evaluating the qualifications of individuals to serve on the Board and to make recommendations to the Board for nomination to stand for election as directors at the annual meeting of stockholders of the Company or to fill a vacancy on the Board. Committee meetings may be called by the Chairman of the Committee or the Chairman of the Board or by the Chief Executive officer of the Company. Each member shall be provided no less than seven days prior written notice of such meeting, which notice shall provide the date, time and place of such meeting. The Committee shall be chaired by one of its members who shall be appointed to such position by the Board. The approval of a majority of the members of the Committee is required for any recommendation to be made to the Board. Each member may participate in Committee meetings either in person or by such other means as permitted by the Company’s By-Laws and applicable law. The Committee shall keep written minutes of each meeting and shall report its actions to the Board. All Committee minutes shall be furnished to the Clerk of the Company who shall file such minutes with the minutes memorializing the meetings of the Board. At each regularly scheduled meeting of the Board, the Committee Chairman shall provide the Board with a report of the Committee’s activities.

      At the invitation of the Committee chair, non-independent directors may attend Committee meetings and assist the Committee in establishing its meeting agendas. From time to time, the Committee may, in its sole discretion, engage advisors and consultants, including, but not limited to, attorneys and accountants, to assist the Committee in the performance of its responsibilities. The Committee shall have sole authority to approve the terms of any such engagement including the fees to be paid to such advisor or consultant. In this connection, the Committee may, from time to time, invite such advisors or consultants to attend one or more Committee meetings.

      Compensation for service on the Committee shall be determined by the Board.

A-1

III.     Committee Responsibilities and Duties

      The responsibilities and duties of the Committee shall include:

•	Establishing and articulating qualifications and selection criteria for members of the Board consistent with the eligibility requirements set forth in the Company’s By-Laws. In setting such qualifications and criteria, the Committee may consider such factors as the Committee deems appropriate. In the case of an incumbent director whose term of office is set to expire, the Committee may review such director’s overall service to the Company during such term, including the director’s attendance record at Board and committee meetings, the director’s tenure as a member of the Board, the quality of the director’s performance on the Board and any other matter the Committee deems relevant. In the case of new director candidates, the Committee may consider such factors as an individual’s reputation, integrity, independence, knowledge, judgement, skills and prior experience (business, professional and otherwise), in each case taking into account the composition of the then existing Board and the then existing state of the Company and the economy.

•	Evaluating potential nominees and making recommendations to the Board with respect to those candidates the Committee feels possess the appropriate skills and qualities to serve the best interests of the Company.

•	Reviewing nominations for service on the Board made by stockholders of the Company for compliance with the applicable requirements contained in the By-Laws of the Company.

•	Periodically, but not less than once annually, review and assess the adequacy of this charter and the processes used by the Committee to select nominees to the Board.

IV. Reliance

      In performing their responsibilities, each Committee member shall be entitled to rely in good faith on information, opinion, reports, statements or other materials or information prepared or presented to them by (i) one or more officers or employees of the Company whom such Committee member reasonably believes to reliable and competent in the matters prepared or presented, (ii) counsel, search firms, accountants or other persons as to matters such Committee member reasonably believes to be within the professional competence of such person, and (iii) members of other committees of the Board as to matters within such committee’s designated authority.

      Approved by Nominating Committee March 24, 2004

      Approved by the Board of Directors March 25, 2004

A-2

Appendix B

LSB CORPORATION

LAWRENCE SAVINGS BANK

Audit Committee Charter

Audit Committee

      There shall be a Committee of the Board of Directors to be known as the Audit Committee. The purpose of this committee shall be to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The members of this Committee shall be appointed by the Board of Directors.

      The Audit Committee shall be composed of at least three Directors. Each member shall satisfy the independence and experience requirements established by the Securities and Exchange Commission (SEC) and NASDAQ. Each Audit Committee member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment. At least one Committee Member shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as to qualify as a “financial expert” within the meaning of the rules of the SEC and NASDAQ. Audit Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or outside programs.

      The Audit Committee shall serve as the Audit Committee for both LSB Corporation and Lawrence Savings Bank. However, the committee membership for the LSB Corporation may be different than the membership of the Bank Audit Committee. Wherever reference is made herein to the term “Company,” such term includes, as applicable, both LSB Corporation and Lawrence Savings Bank.

Statement of Policy

      The Audit Committee shall provide assistance to the Company’s Board of Directors in fulfilling its responsibilities to the Company’s shareholders, regulators and the investment community relating to the Company’s accounting and reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, it shall be the responsibility of the Audit Committee to maintain free and open means of communication with the Board of Directors, the Independent Auditors, the Internal Auditors, and the financial management of the Company. The Independent Auditors shall be solely accountable to the Audit Committee. The Audit Committee shall have direct authority and responsibility to select, evaluate, oversee, approve the compensation of, and, if and when warranted, replace the Independent Auditors.

Meetings

      The Audit Committee shall meet at least four times annually, and more frequently as circumstances warrant. The Audit Committee shall meet at least annually in separate executive sessions with Management, the CFO, the Independent Auditors and the Internal Auditors of the Company to discuss any matters that the Audit Committee or any of such groups or persons believes should be discussed privately.

      Minutes shall be kept of all meetings of the Audit Committee.

Committee Powers and Responsibilities

      The powers and responsibilities of the Audit Committee shall include all of the following and such additional powers and responsibilities as are reasonably incidental to the enumerated powers and responsibilities:

      1.     Review and reassess the adequacy of this Audit Committee Charter at least annually and more frequently as circumstances warrant and recommend changes to the Board of Directors for approval. Ascertain that the Audit Committee Charter is reported in the Company’s proxy statement at least once every three years.

      2.     Report at least quarterly to the Board of Directors.

      3.     The Audit Committee has the sole authority for the selection of Independent Auditors to audit the financial statements of the Company and its subsidiaries and for approval of the compensation of such Independent Auditors for audit and non-audit services performed for the Company. All audit and non-audit services provided to the Company by the Independent Auditors and estimated fees therefore must be approved in advance (pre-approved) by the Audit Committee. The Independent Auditors shall be directly accountable to the Audit Committee.

      4.     Meet with the Independent Auditors in advance to review the proposed scope of the audit for the current year and the audit procedures to be used therefore and review and approve an engagement letter therefore, and, at the conclusion of the audit, review audit findings, including any comments or recommendations of the Independent Auditors. The Audit Committee shall review with the Independent Auditors the annual audited financial statements, the 10K filed with the SEC and quarterly financial statements and SEC filings of the Company.

      5.     Review with the Independent Auditors and Management as appropriate the Company’s significant accounting policies, and audit conclusions regarding the Company’s significant accounting estimates.

      6.     Review with the Independent Auditors’ their judgments regarding the quality and appropriateness of the Company’s accounting principles and policies as applied in its financial statements. Review with the Independent Auditors, and Management as appropriate, alternative treatments of the Company’s financial information permitted by GAAP and the treatments preferred by the Independent Auditors. Discuss with the Independent Auditors, and Management as appropriate, any disagreements between the Independent Auditors and Management.

      7.     Consider and approve, if appropriate, changes in the Company’s auditing and accounting principles, policies and practices as suggested by the Independent Auditors, Management or the Internal Auditors.

      8.     Oversee the Internal Audit function of the Company including its independence and authority, its reporting obligations, the proposed audit plan for the current year, and the coordination of such plans with the independent Auditors. The Audit Committee shall have sole authority to approve, in advance, any special internal audit investigations which have not been included as part off the current Audit Plan. The Internal Auditors shall report directly to the Audit Committee.

      9.     Consult with the Independent and Internal Auditors regarding the integrity of the Company’s financial reporting processes (internal and external) and review with the Independent Auditors, the Internal Auditors, and Management as appropriate, the assessments of the Independent and Internal Auditors of the adequacy of the Company’s internal controls and the resolution of any identified deficiencies or material weaknesses in internal controls, including the prevention or detection of management overrides or compromises of internal control systems.

      10.     Review and approve reports of the Audit Committee required to be included in the Company’s proxy statement for the annual meeting of the shareholders.

      11.     On an annual basis, receive from the Independent Auditors and review a formal written statement identifying all relationships between the Independent Auditors and the Company or other persons that may affect the independence of the Independent Auditors. Such statement shall conform to all applicable requirements, including, if applicable, those of Independence Standards Board Standard 1, as hereafter modified or supplemented. Review and actively engage in dialogue with the Independent Auditors regarding any disclosed relationships or services that may impact such independence and take, or recommend that the Board of Directors take, appropriate actions to oversee and preserve the independence of the Independent Auditors.

      12.     Ascertain and confirm that the Independent Auditors maintain their professional qualifications to audit the financial statements of the Company and that the rotation of the Independent Auditors’ audit and review partners assigned to the Company’s audit conforms to all applicable legal and other requirements.

      13.     Evaluate the qualifications and performance of the Independent Auditors and discharge and replace the Independent Auditors if and when circumstances warrant.

      14.     Review with the Independent Auditors, the Internal Auditors, Management and legal counsel as appropriate, the Company’s compliance with applicable laws and regulations, including financial and other regulatory reporting requirements.

      15.     Evaluate, at least annually, the composition and functioning of the Committee.

      16.     Establish, and make known within the Company as appropriate, procedures to facilitate the receipt, review and processing of complaints regarding accounting, internal accounting controls or auditing matters. Such procedures will provide that:

•	Any employee or other person may submit a complaint regarding the Company’s accounting, internal accounting controls or auditing matters. Such complaints may be submitted confidentially or anonymously.

•	Any such complaint may be submitted to the Chairman or to any member of the Audit Committee. Complaints may also be submitted to any member of Management.

•	Upon receipt of a complaint by Management or a member of the Audit Committee, a copy will be given to the Chairman of the Audit Committee who will acknowledge the receipt thereof to sender if the sender is known.

•	All such complaints shall be reviewed under Audit Committee direction and oversight. The Audit Committee may employ any external resources it considers appropriate, such as legal counsel, external auditors or other qualified consultants or experts to assist in this review.

•	Prompt and appropriate corrective action responsive to a complaint will taken when and as warranted in the judgment of the Audit Committee.

•	The Company will not discharge, discipline, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee with respect to any lawful action in good faith reporting of such complaints. The Audit Committee will oversee treatment of employee concerns in this area.

V. “When Necessary” Authority and Responsibilities

      1.     Appoint, replace, reassign, discipline or dismiss the Internal Auditors.

      2.     Approve, in advance, any engagement of the Independent Auditors to perform permissible non-audit services for the Company and any compensation therefore. The Committee may delegate to one or more Committee members authority to consider and pre-approve the provision of permissible non-audit services by the Independent Auditors when necessary or appropriate between meetings of the Committee provided that any exercise of such delegated pre-approval authority shall be reported to and reviewed at the next meeting of the Committee.

      3.     Consult with and/or retain legal counsel, accounting and other expert advisors as to matters and in such circumstances as the Committee deems appropriate, which may include, without limitation, litigation, regulatory and other legal matters that may have a material impact on the Company’s financial statements, regulatory status or good standing, or compliance policies and practices. The Company shall be obligated to pay any compensation for such services that may be approved by the Committee.

      4.     Conduct or authorize and oversee the conduct of investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent legal counsel and other professionals to assist in the conduct of any such investigation. The Company shall be obligated to pay any compensation for such services that may be approved by the Committee.

      5.     Nothing herein shall preclude the Committee from consulting or retaining the Company’s legal counsel or other advisors for such matters and in such circumstances as the Committee deems appropriate.

      6.     Review and discuss with the Company’s federal and state regulators or other governmental authority, Management and legal counsel or other advisors as appropriate, any reports, communications or matters that may be directed to the attention of the Board of Directors or the Committee by such regulators or other governmental authority, and take or recommend to the Board of Directors the taking of such actions in response thereto as the Committee may deem appropriate.

VI.	Update Responsibility

      The Chief Financial Officer of the Company shall be responsible for ensuring that this Audit Committee Charter is modified as appropriate to reflect any updated, alterations or enhancements that may be approved or adopted by the Audit Committee and the Board of Directors.

      Approved by the Audit Committee on March 23, 2004

      Approved by the Board of Directors of the Company on March 25, 2004

      Approved by the Board of Directors of the Bank on March 25, 2004

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